Exhibit 10.2

January 14, 2021

Thomas Bumbolow

Re: Offer of Employment

Dear Thomas:

We are pleased to extend you an offer of employment for the position of Managing Director of Business Development with Midwest Holding, Inc. (“Midwest Holding” or the “Company”). You will report to A. Michael Salem, Co-CEO. The key terms of the offer include the following:

1.We anticipate your start date to be January 25, 2021. Please bring appropriate documentation for the completion of your new-hire forms, including proof that you are presently eligible to work in the United States for I-9 Form purposes.

2.Your starting annual salary will be $200,000 paid on a semi-monthly basis and in accordance with the Company’s standard payroll practices. Subject to Board approval, you will receive 12,000 grants of incentive stock options upon date of hire with a strike price subject to market price on the date of grant. Such options shall vest 50% three years after the start date and 50% four years after the start date. All compensation will be subject to deductions and withholdings required by law and Company policy.

3.You will be considered a Probationary Employee for the first 90 days of your employment.

4.As a full-time employee of Midwest Holding, you will be eligible for Company benefits available to similarly situated employees. Your participation in health and other benefit plans of the Company will be subject in to the generally applicable terms and conditions of the plan in question and the determinations of any person or committee administering such plan, which may be amended or terminated from time to time.

5.Your starting salary and benefits are subject to eligibility and waiting period requirements as defined in the governing plan documents, as fair compensation for the time, effort, talent and energies which you will render for Midwest Holding and its clients as required by the responsibilities of your position and by the management of Midwest Holding.

6.Your position will be classified as exempt under the Fair Labor Standards Act and any applicable state wage and hour law. During your employment, you agree to devote your ability, energy and skill to the performance of your job duties and responsibilities on a full-time basis. You will be expected to familiarize yourself and comply with all applicable Company policies and procedures, as set forth in the Employee Handbook and other written documents, or as verbally provided to you. Such policies and procedures may be revised from time to time by Midwest Holding, at its sole discretion.

2900 South 70th Street, Suite 400, Lincoln, NE 68510

Phone: (402) 489-8266Fax: (402) 489-8295

7.Your employment with the Company will be “at will” meaning that termination with or without cause, and with or without notice, may occur at any time, at the option of the Company or yourself, except as otherwise provided by law. This at-will relationship also encompasses your offer of employment, which can be revoked at any time and for any reason, with or without advance notice, prior to your start date. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with the Company. Although your job description, duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. The offer, and your acceptance of it, is personal in nature and may not be assigned, in whole or in part, without the written consent of both you and the Company.

8.This offer and start date are contingent upon successful completion of a reference and background check. This offer is also contingent upon your availability to be legally employed in the United States.

9.The laws of the State of Nebraska, without regard to any conflict of laws, govern this offer of employment. This letter represents the complete offer from the Company to you and supersedes all promises, representations or proposals, oral or written, and all other communications between you and the Company relating to the subject matter of this letter. This letter may only be modified in writing.

We are confident that your employment with Midwest Holding will prove challenging and rewarding, and we look forward to you joining our team. Please sign below and return to me.

Sincerely,

Jordan Arndt
HR Generalist

Agreed and Accepted by:

	Date:	1/25/2021
Thomas Bumbolow

2900 South 70th Street, Suite 400, Lincoln, NE 68510

Phone: (402) 489-8266Fax: (402) 489-8295

Employment Agreement

For purposes of this agreement, “Midwest Holding Inc.” is inclusive of any affiliates, and herein after will be referred to as MIDWEST HOLDING.

Employment

This agreement confirms your full-time employment with Midwest Holding and outlines the primary terms and conditions of your employment as a Managing Director of Business Development, effective January 25, 2021. You will report to A. Michael Salem, Co-CEO, Midwest Holding.

Restrictive Covenant

I agree that for the term of this Agreement and for a period of 12 months following termination of my employment with MIDWEST HOLDING, whether this termination is voluntary or involuntary, I will not, without the prior written approval of MIDWEST HOLDING, in any way interfere with or take any action that may diminish, terminate or adversely affect the relationship between MIDWEST HOLDING and any of its employees, agents, vendors, suppliers, customers, competitors, stated prospects or clients. Further, I will not accept employment directly or indirectly with any customer, client or competitor so that I would be competing with MIDWEST HOLDING or performing the same duties as performed for the client by MIDWEST HOLDING without the prior written approval of MIDWEST HOLDING.

Copyright and Ownership Agreement

I agree to transfer all usage rights and copyrights for all my Works, made or discovered by me or by me with others for MIDWEST HOLDING or its clients (work done through MIDWEST HOLDING). (“Works” in this agreement means works of policy, product, marketing plans, methodology or any other material or electronic items whether written or printed.) I also transfer ownership rights to the actual papers, documents, policies, prints and/or other physical materials in perpetuity for any use whatsoever. MIDWEST HOLDING may re-sell or transfer ownership or usage rights for these Works and/or Materials without restriction. I acknowledge adequate compensation in the form of my salary, in consideration of the transfer of these rights and ownership.

Any use of the Works by me must be authorized in writing by MIDWEST HOLDING.

Confidentiality

I acknowledge that, as a result of my employment, I will be making use of, acquiring and/or adding to MIDWEST HOLDING’s Property, Confidential Information, proprietary methods and Trade Secrets. I agree that I will not, at any time, directly or indirectly, distribute, divulge or disclose, for any purpose to any person whatsoever, any of such MIDWEST HOLDING’s Property, Confidential Information, proprietary methods and Trade Secrets without MIDWEST HOLDING’s written permission. This also includes confidential information that is proprietary to MIDWEST HOLDING’s customers or clients.

Compensation

I acknowledge the following starting salary and benefits subject to eligibility and waiting period requirements as defined in the governing plan documents, as fair compensation for the time, effort, talent and energies which I will render for MIDWEST HOLDING and its clients as required by the responsibilities of my position and by the management of MIDWEST HOLDING. I further acknowledge that as of the date of signing said compensation is adequate consideration for all agreements and releases described above.

Starting Salary: $______ 200,000 ______ Paid Overtime: [ ] Yes [X] No

I hereby understand and acknowledge that, unless otherwise defined by applicable law, any employment relationship with this organization is of an “at will” nature, which means that the Employee may resign at any time and the Employer may discharge the Employee at any time with or without cause. It is further understood that this “at will” employment relationship may not be changed by any written document or by conduct unless such change is specifically acknowledged in writing by an authorized executive of this organization.

All other benefits and policies governing employment will be as stated in the MIDWEST HOLDING Employee Handbook. Any exceptions or special arrangements are noted below:

_________ Subject to Board approval, you will receive 12,000 grants of incentive stock options upon date of hire with a strike price subject to market price on the date of grant. Such options shall vest 50% three years after the start date and 50% four years after the start date. _________

Pre-employment Background and Reference Checks

Employment is contingent upon a satisfactory reference and background check.

Company Property

I agree to return all company property and materials, given to me at any time during my employment, immediately upon termination. Company property to include but is not limited to building keys, cell phones and accessories, computers and accessories, materials and forms. Also included are all files, letters, notes, memoranda, reports, records, data, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, or other written or tangible material containing Proprietary

Information, whether created by Employee or others, which come into Employee’s custody or possession, are the exclusive property of the Company to be used by Employee only in the performance of Employee’s duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets, or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of Employee by the Company for any reason, Employee will deliver to the Company all files, letters, notes, memoranda, reports, records, data, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, and other written or tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to Employee’s work, and will not take or keep in Employee’s possession any of the foregoing or any copies, and, upon request, will execute an acknowledgment consistent with the foregoing.

Violation Acknowledgement

I acknowledge that violating the terms of this agreement and any other benefits and policies governing employment as stated in the MIDWEST HOLDING Employee Handbook, may result in disciplinary action to include possible termination of employment. I also acknowledge that reimbursement may not be full restitution for violation, particularly of the confidentiality and trade secret provisions hereof. MIDWEST HOLDING reserves the right to pursue all legal remedies to recover its damages for violations thereof.

Employee		MIDWEST HOLDING

Signature		Signature

Thomas Bumbolow	1/25/2021	Jordan Arndt	1/26/21
Print Name	Date	Print Name	Date

9/15/2022

Dear Tom,

Thank you for your continued hard work and dedication to growing Midwest Holding’s business, distribution, and presence in the market. In recognition of your contributions, we wish to award you with a new compensation package effective 8/1/2022.

Your base compensation will increase to $280,000/yr. with a guaranteed minimum bonus of $175,000 for 2022, anticipated to be paid in February 2023. You also can earn an additional bonus if the following premium thresholds are achieved, anticipated to be paid in January after the close of the records for year ended December 31, 2022:

●	$600,000,000 annual premium revenue will receive an additional $50,000.
●	$750,000 annual premium revenue will receive an additional $100,000.

In addition, you will be awarded 15,000 additional options, approved by the board on August 10, 2022, at $12.03, valued at approximately $180,450 with a standard vesting schedule of 50% at 24 months and 50% at 48 months.

We are also providing a severance agreement should a qualifying termination occur with or within a twelve-month period from the effective date of a change in control event (copy of agreement attached).

We will also review your compensation as part of the year-end salary review and consider an increase based on market benchmarking, peers, and business performance. We will work together to implement a mutually agreeable incentive compensation arrangement plan for 2023 that will include a sales-based bonus and the potential to receive an additional stock award. The goal would be to have this in place by January 15, 2023 after board approval.

Thank you again for all your hard work, dedication, and support.

Best regards,

Georgette Nicholas	Acceptance:
CEO	Thomas Bumbolow
10/10/2022	10/10/2022

Change of Control Employment Agreement

Whereas, Thomas Bumbolow (“Employee”) and Midwest Holding Inc. (“MHI” or “Employer”) agree to a severance package in connection with a Qualifying Termination that occurs in connection with or within the twelve (12) month period following the effective date of a Change in Control Event, and provided Employee signs and does not revoke a Release, the Employer shall (i) pay to the Employee in a lump sum an amount equal to the sum of the annual Base Salary and the Target Bonus; (ii) fully vest as of the effective date of the Release, all the stock options and other equity awards granted to Employee pursuant to Section 4.C(i) and (ii) above (with all performance vesting awards being deemed achieved at target); and (iii) subject to Executive’s timely election of continuation coverage under COBRA, the Employer shall reimburse the Employee the monthly premium payable to continue his and his eligible dependents’ participation in the Employer’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Executive’s eligible dependents) for a period of twelve (12) months, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Employer shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Employer paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

Employee	Midwest Holding Inc.

Thomas Bumbolow	Georgette Nicholas
Managing Director of Business Development	Chief Executive Officer
Date: 10/10/2022	Date: 10/10/2022